Exhibit 21.1

HOLLY ENERGY PARTNERS, L.P.

SUBSIDIARIES OF REGISTRANT

State of
Incorporation or
Name of Entity	Organization
HEP Logistics G.P., L.L.C	Delaware
HEP Mountain Home, L.L.C.	Delaware
HEP Navajo Southern, L.P.	Delaware
HEP Pipeline Assets, L.P.	Delaware
HEP Pipeline G.P., L.L.C.	Delaware
HEP Pipeline, L.L.C.	Delaware
HEP Refining G.P., L.L.C.	Delaware
HEP Refining Assets, L.P.	Delaware
HEP Refining, L.L.C.	Delaware
HEP Woods Cross, L.L.C.	Delaware
Holly Energy Partners – Operating, L.P.	Delaware
Rio Grande Pipeline Company	Texas
Holly Energy Finance Corp.	Delaware